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                           SCHEDULE 14C INFORMATION

            INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Check the appropriate box:
/ / Preliminary Information Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))
/x/ Definitive Information Statement

              BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

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/ / Fee paid previously with preliminary materials.

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                         KARPUS INVESTMENT MANAGEMENT
                         14A Tobey Village Office Park
                              Pittsford, NY 14534

October 23, 1998

Dear Fellow Bull & Bear U.S. Government Securities Fund Stockholders:

As the largest stockholder of Bull & Bear U.S. Government Securities Fund,
Inc. (the "Fund"), Karpus Investment Management ("KIM"), representative owner of approximately 16.1% of the outstanding shares of the Fund, believes you should be fully informed of recent changes to your Fund. Like KIM, many of you invested in the Fund for the purpose of earning fixed income on high-quality U.S. Government Securities and related Agencies. Now, without the approval of its stockholders the Fund has decided to invest up to 35% of its assets in other securities, including common stock and equity securities, at a time when the stock market has become a perilous place.

This is not the first time management has proposed major changes in the Fund. In October 1996, management recommended, and stockholders approved, the Fund's conversion from an open-end to a closed-end mutual fund. As of October 16, 1998, the Fund's shares traded at a 9.11% discount to its current net asset value. This means that shares sold in the market were worth 9.11% less than if the Fund had remained an open-end fund.

Both in September 1997 and in July 1998, the Fund, at stockholder expense, had preliminary proxy materials prepared and filed with the SEC to convert this Fund into what, in our opinion, would have been a fairly risky balanced fund that may invest in corporate bonds, common stocks, commodities, options, futures, limited partnerships, etc. The Fund, after incurring these expenses, dropped these proposals that would have required our votes on the Fund's investment objectives.

The Fund then announced that it did not need our consent to invest up to 35% of the Fund's assets in the more volatile bond and stock markets beginning October 19, 1998.

Fellow stockholders, we need to protect ourselves and voice our opinion. We need to "fire" Bull & Bear Advisers, Inc. as the investment manager of our Fund.

Why?

The Fund has one of the worst performance records in its category (in the bottom 10 performers in the closed-end Bond Category according to Lipper Analytical Services as reported in the Wall Street Journal June 30, 1998 issue), as

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well as one of the highest expense ratios in the industry (5.77%). According to "The Thomas J. Herzfeld 1997-1998 Encyclopedia of Closed-End Funds", the Fund had the 4th highest expense ratio of any fund in the Bond Fund Category for the year ending June 30, 1997. From October 4, 1996 through June 26, 1998 the annualized return of the Fund equaled 0.0462% (including reinvested dividends). During this same period, the Merrill Lynch 1-10 year U.S. Treasury Index generated a 7.33% annualized return. Based on the Fund's failure as a fixed income fund in a rising bond market, how much confidence do you have in the Fund manager's ability to invest your money in a jittery stock market -- or in other more complex and riskier investments?

Bull & Bear Advisers' three open-end mutual funds, listed in the Wall Street Journal, that invest in stocks and other investment, are all losing between 15% and 24% year-to-date (9/30/98). I believe all three of these funds are also very poor performers. How could the Board of Directors, without our approval as stockholders, dictate to us they are going to invest our monies in stock and other investments? Why would the Directors of the Fund pick Bull & Bear Advisers to manage equity and other investments in light of their poor performance record?

The Fund last year held in its annual meeting in November and the date of this year's annual meeting has not been announced.

This meeting may be the only chance to send the message and protect our investment. The replacement manager should be able to demonstrate top quartile investment performance, be dedicated to reducing fund expenses, and be willing to take actions where we may be able to sell our shares at a 9% greater value.

PROTECT YOUR INVESTMENT. DO NOT VOTE ANY PROXY CARD YOU MAY RECEIVE FROM THE FUND UNTIL YOU HAVE HAD AN OPPORTUNITY TO CONSIDER KIM'S PROXY STATEMENT.

For further information, please contact George Karpus at 1-800-646-4005. Mr. Karpus is a principal of KIM, which represents 119,250 shares of the Fund. KIM has retained Georgeson & Company to solicit proxies in connection with this matter and will pay Georgeson a fee not to exceed $20,000 plus reasonable expenses.

/s/ George W. Karpus
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George W. Karpus
President